Exhibit 99

Network Equipment Technologies Announces Final Results for Q1 Fiscal 2007

Fremont, CA, July 26, 2006 – Telecommunications equipment maker Network Equipment Technologies, Inc. (NYSE:NWK), today reported its results for the first quarter of fiscal 2007.

Total revenue was $17.4 million, up from $13.4 million in the prior quarter and down from $18.4 million in the same period of the prior year. Product revenue was $14.8 million, up from $10.2 million in the prior quarter and up from $14.7 million in the same period of the prior year.

Net loss for the quarter was $3.7 million, or $0.15 per share, compared to a net loss of $10.2 million or $0.41 per share in the prior quarter and a net loss of $5.1 million, or $0.21 per share for the same period of the prior year.

Cash and investment balances at the end of the quarter were $84.8 million, compared to $86.2 million at the end of the prior quarter and $100.6 million, including $405,000 of long-term restricted cash included in other assets, at the end of the first quarter of the prior year.

President and CEO C. Nicholas Keating remarked, “In the first quarter, our government business rebounded, primarily due to new orders. Government revenue was also aided by a $1.7 million milestone payment on an existing contract. We are making progress on our new product initiatives, which we hope over the course of the next year will help stabilize our government business and also revitalize our enterprise business. While we are working on our new product portfolio we are striving to maintain a strong cash position. Our cash balance at the end of the quarter declined only $1.4 million as we continue to work through this transition period.”

Said Keating, “The new network exchange product we are jointly developing with Bay Microsystems, providing high-speed SAN to WAN communications and secure grid computing, continues to perform in lab trials, and our other NX Series products are on track. During this past quarter, we introduced the VX Series Universal Voice Exchange, a next-generation solution for delivering integrated, secure lower cost VoIP and mobility to government and enterprise customers. Based on our core voice technology, the VX Series offers a comprehensive VoIP solution with intelligent switching functionality and interoperability with existing telecommunications and data network infrastructure.  Additional advances in the VX Series included:

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The NET VX400 Tactical Voice Exchange, a deployment of NET's Voice Exchange (VX) VoIP software platform on DTECH LABS' mobile VoIP hardware platform.

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The VX Security Accelerator Module (SAM), the industry's first wire-speed, full-capacity solution using the secure real-time transport protocol (SRTP) to provide military-grade encryption.”

Keating continued, “During the quarter, we established additional reseller agreements including Nanotel, a network integration services provider for applications requiring VoIP telephony, and Aspect Solutions, a data security and IT solutions firm targeting the health care industry. These relationships are early examples of our partnership distribution strategy.”

Conference Call Information:

The Company will be hosting a conference call to discuss these results at 5:30 p.m. ET. Please dial (800) 603-9684 to access the call. International and local participants can dial (706) 643-1389. No access number or password is required. The conference call will also be available on the Internet from the Investor Relations section of the Company's website.

A replay of this teleconference will be available on the Company's website for one year following the conference call. A digital recording will also be available by telephone two hours after the completion of the conference call. To access the replay, please dial (800) 642-1687 or (706) 645-9291 and enter conference ID# 2573259.

About Network Equipment Technologies, Inc.

Network Equipment Technologies is a leading provider of networking equipment that enables its customers to adapt to a broadband future. An architect of the networking industry, N.E.T. has been supplying service providers, governments and enterprises around the world with networking technology for more than 20 years.

Visit www.net.com for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to products, revenue, expenses, cash balances, existing and potential strategic relationships, product development initiatives, and possible future operating results within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements are based on current expectations, forecasts and assumptions that involve risks and uncertainty that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could affect such results include our ability to commercialize new products and product enhancements, new competition and technological changes in the telecommunications industry, the timing and budgeting of government telecommunications projects, the performance of strategic partners regarding product and marketing activities, the timing of orders and satisfaction of conditions to recognize revenue, and unanticipated or extraordinary expenses, as well as the factors identified in Network Equipment Technologies' most recent Annual Report on Form 10-K and most recent subsequent Quarterly Report on Form 10-Q. Network Equipment Technologies disclaims any intention or obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

NX Series and VX Series are trademarks of Network Equipment Technologies, Inc.

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NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Quarter Ended
	June 30, 2006	June 24, 2005
Revenue:
Product	$14,830	$14,714
Service and other	2,614	3,659
Total revenue	17,444	18,373
Costs of revenue:
Cost of product revenue	5,818	6,144
Cost of service and other revenue	2,373	3,253
Total cost of revenue	8,191	9,397
Gross margin	9,253	8,976
Operating expenses:
Sales and marketing	4,634	6,651
Research and development	5,401	5,722
General and administrative	3,265	2,229
Restructuring benefit	(2)	(66)
Total operating expenses	13,298	14,536
Loss from operations	(4,045)	(5,560)
Other income (expense), net	(1)	25
Interest income, net	344	143
Loss before taxes	(3,702)	(5,392)
Income tax expense (benefit)	2	(291)
Net loss	$(3,704)	$(5,101)
Per share data:
Net loss:
Basic	$(0.15)	$(0.21)
Diluted	$(0.15)	$(0.21)
Common and common equivalent shares:
Basic	24,831	24,869
Diluted	24,831	24,869

NETWORK EQUIPMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30, 2006	March 31, 2006
Assets
Cash and investments	$84,806	$86,221
Accounts receivable, net	8,765	9,705
Inventories	10,369	12,229
Prepaid expenses and other assets	2,997	3,407
Total current assets	106,937	111,562

Property and equipment, net	19,337	20,749
Other assets	4,484	4,367
Total assets	$130,758	$136,678
Liabilities and Stockholders' Equity
Accounts payable	$4,853	$6,061
Other current liabilities	11,458	13,092
Total current liabilities	16,311	19,153

Long term liabilities	646	673
7 1/4% convertible subordinated debentures	24,706	24,706
Stockholders' equity	89,095	92,146
Total liabilities and stockholders’ equity	$130,758	$136,678